NEWS RELEASE For More Information: Ken McEwen Investor Relations Director 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com
ProAssurance Reports Results for Fourth Quarter and Year-End 2021
BIRMINGHAM, AL – (BUSINESSWIRE) – February 21, 2022 – ProAssurance Corporation (NYSE: PRA) reports net income of $32.1 million, or $0.59 per diluted share, and operating income(1) of $33.4 million, or $0.62 per diluted share, for the three months ended December 31, 2021. For the year ended December 31, 2021, the Company reports net income of $144.1 million, or $2.67 per diluted share, and operating income of $75.9 million, or $1.40 per diluted share.
(1)Operating income is a Non-GAAP financial measure. See a reconciliation of net income to Non-GAAP operating income under the heading “Non-GAAP Financial Measures” that follows.
Highlights - Fourth Quarter and Full Year 2021(2)
•Gross premiums written of $218.1 million (+34.8%)and $960.0 million (+12.4%) in the quarter and full year, respectively
•Net premiums earned of $273.1 million (+46.0%) and 971.7 million (+22.6%) in the quarter and year, respectively
•Net favorable prior accident year reserve development of $18.3 million and $45.5 million in the quarter and year, respectively
•Improvement in the consolidated net loss ratio of 2.7 points and 6.0 points for the quarter and year, respectively
•Improvement in the consolidated underwriting expense ratio of 6.1 points and 2.4 points for the quarter and year, respectively
•Combined ratio excluding transaction-related costs of 96.5% (-9.3 points) and 102.4% (-11.0 points) for the quarter and year, respectively
•Net investment result of $33.8 million (+28.8%) and $119.5 million (+98.9%) for the quarter and year, respectively
◦Net investment income of $18.8 million (+16.7%) and $70.5 million (-2.1%), respectively
◦Equity in earnings of unconsolidated subsidiaries of $15.0 million (+48.0%) and $49.0 million (+510.8%), respectively
•Book value increased $1.42 per share to $26.46 for the year ended December 31, 2021
(2) Comparisons are to the fourth quarter and/or full year of 2020
Management Commentary & Results of Operations
“We made excellent progress towards our strategic objectives in 2021,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “I am proud of all that the team at ProAssurance accomplished this year. The hard work they have put in - including bringing NORCAL on board - is paying off in improved results, and we are enthusiastic about carrying this momentum into 2022.”
Higher net income in the fourth quarter and full year of 2021 was driven primarily by improved underwriting results in our Specialty Property & Casualty (“Specialty P&C”) segment and strong performance from our investments in various LPs and LLCs. For the full year, net income also benefited from the $74.4 million gain on bargain purchase recorded in the second quarter of 2021 in relation to the NORCAL transaction. The effects of factors increasing net income in the fourth quarter and full year were partly offset by a reduction in the operating results of the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance (“SPCR”) segments.
Consolidated gross premiums written increased for the fourth quarter and full year due to top line growth in our Specialty P&C segment through the NORCAL acquisition, partly offset by the impact of our decreased participation at Lloyd’s of London and, to a lesser extent, a decrease in gross premiums written through our Workers’ Compensation Insurance segment.
Our consolidated net loss ratio for the quarter and full year decreased by 2.7 points and 6.0 points, respectively, from the comparable periods of 2020. The decreases were driven primarily by a lower current accident year net loss ratios in our Specialty P&C and Lloyd’s Syndicates segments, partly offset by higher calendar year net loss ratios in our Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments.
The consolidated underwriting expense ratio decreased 6.1 points in the fourth quarter and 2.4 points for the full year, primarily attributable to the additional earned premium contributed by NORCAL with comparatively low expenses as a result of related purchase accounting adjustments, and cost reduction strategies enacted throughout our organization.
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Our consolidated net investment result increased for the fourth quarter and full year 2021 due to higher reported earnings from investments in LPs/LLCs and additional net investment income from our acquisition of NORCAL. This increase was partially offset by lower yields on our corporate debt securities and short-term investments due to the continued low interest rate environment.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below. Our results for the quarter and year ended December 31, 2021 include NORCAL's results since the date of acquisition (May 5, 2021).

	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Revenues
Gross premiums written(1)	$218,141	$161,831	34.8%	$960,024	$854,422	12.4%
Net premiums written	$205,194	$142,479	44.0%	$882,721	$747,701	18.1%
Net premiums earned	$273,070	$187,008	46.0%	$971,668	$792,715	22.6%
Net investment income	18,810	16,120	16.7%	70,522	71,998	(2.1%)
Equity in earnings (loss) of unconsolidated subsidiaries	15,015	10,144	48.0%	48,974	(11,921)	510.8%
Net investment gains (losses)(2)	4,097	15,527	(73.6%)	24,310	15,678	55.1%
Other income(1)	2,074	802	158.6%	8,936	6,470	38.1%
Total revenues(1)	313,066	229,601	36.4%	1,124,410	874,940	28.5%
Expenses
Net losses and loss adjustment expenses	197,220	140,035	40.8%	752,249	661,447	13.7%
Underwriting, policy acquisition and operating expenses(1)	67,795	57,702	17.5%	268,246	237,881	12.8%
SPC U.S. federal income tax expense	656	173	279.2%	1,947	1,746	11.5%
SPC dividend expense (income)	4,124	6,316	(34.7%)	10,050	14,304	(29.7%)
Interest expense	5,516	3,779	46.0%	19,719	15,503	27.2%
Goodwill impairment	—	—	nm	—	161,115	nm
Total expenses(1)	275,311	208,005	32.4%	1,052,211	1,091,996	(3.6%)
Gain on bargain purchase	—	—	nm	74,408	—	nm
Income (loss) before income taxes	37,755	21,596	74.8%	146,607	(217,056)	167.5%
Income tax expense (benefit)	5,615	7,291	(23.0%)	2,483	(41,329)	106.0%
Net income (loss)	$32,140	$14,305	124.7%	$144,124	$(175,727)	182.0%
Non-GAAP operating income (loss)	$33,439	$3,288	917.0%	$75,892	$(27,741)	373.6%
Weighted average number of common shares outstanding
Basic	53,984	53,891		53,962	53,863
Diluted	54,107	53,935		54,058	53,906
Earnings (loss) per share
Net income (loss) per diluted share	$0.59	$0.27	$0.32	$2.67	$(3.26)	$5.93
Non-GAAP operating income (loss) per diluted share	$0.62	$0.06	$0.56	$1.40	$(0.52)	$1.92
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). Further details will be provided in Note 18 of the Notes to Consolidated Financial Statements in our December 31, 2021 report on Form 10-K to be filed February 22, 2022, prior to the opening of trading on the NYSE.
(2) This line item includes both realized and unrealized investment gains and losses, as well as investment impairments. Detailed information regarding the components of net investment gains (losses) will be provided in Note 4 of the Notes to Consolidated Financial Statements in our December 31, 2021 report on Form 10-K to be filed February 22, 2022, prior to the opening of trading on the NYSE.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	December 31, 2021	December 31, 2020
Total investments	$4,828,323	$3,389,345
Total assets	$6,191,477	$4,654,803
Total liabilities	$4,763,090	$3,305,593
Common shares (par value $0.01)	$633	$632
Retained earnings	$1,434,491	$1,301,163
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,428,387	$1,349,210
Book value per share	$26.46	$25.04
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CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Current accident year net loss ratio	78.9%	83.4%	82.1%	89.8%
Effect of prior accident years’ reserve development	(6.7%)	(8.5%)	(4.7%)	(6.4%)
Net loss ratio	72.2%	74.9%	77.4%	83.4%
Underwriting expense ratio	24.8%	30.9%	27.6%	30.0%
Combined ratio	97.0%	105.8%	105.0%	113.4%
Operating ratio	90.1%	97.2%	97.7%	104.3%
Return on equity(1)	10.5%	4.3%	5.3%	(12.3%)

Combined ratio, excluding transaction-related costs(2)	96.5%	105.8%	102.4%	113.4%
(1) Quarterly amounts are annualized. Transaction-related costs associated with our acquisition of NORCAL were not annualized in our calculation of ROE for the three months ended December 31, 2021. In addition, the $74.4 million gain on bargain purchase recognized during the second quarter of 2021 was excluded in our calculation of ROE for the year ended December 31, 2021 consistent with our treatment of gains on bargain purchases from previous acquisitions.

(2) Our consolidated underwriting expense ratio for the 2021 quarter and year ended December 31, 2021 includes $1.4 million and $25.0 million, respectively, of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$166,095	$102,210	62.5%	$681,509	$522,911	30.3%
Net premiums written	$158,763	$91,681	73.2%	$626,147	$451,019	38.8%
Net premiums earned	$207,046	$112,060	84.8%	$695,008	$477,365	45.6%
Other income	572	391	46.3%	3,370	3,908	(13.8%)
Total revenues	207,618	112,451	84.6%	698,378	481,273	45.1%
Net losses and loss adjustment expenses	(157,275)	(96,633)	62.8%	(575,164)	(470,074)	22.4%
Underwriting, policy acquisition and operating expenses	(36,342)	(26,702)	36.1%	(127,709)	(109,599)	16.5%
Total expenses	(193,617)	(123,335)	57.0%	(702,873)	(579,673)	21.3%
Segment results	$14,001	$(10,884)	228.6%	$(4,495)	$(98,400)	95.4%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Current accident year net loss ratio	82.2%	92.3%	87.5%	104.2%
Effect of prior accident years’ reserve development	(6.2%)	(6.1%)	(4.7%)	(5.7%)
Net loss ratio	76.0%	86.2%	82.8%	98.5%
Underwriting expense ratio	17.6%	23.8%	18.4%	23.0%
Combined ratio	93.6%	110.0%	101.2%	121.5%
The Specialty P&C segment delivered a profit of $14.0 million in the fourth quarter, primarily driven by the current accident year frequency reductions in our Standard Physicians business, improved prior year development, and the transaction accounting benefits from the NORCAL transaction. The results this quarter and for the full year were supported by the underlying benefits of our comprehensive business strategy to address underwriting results, operating efficiency, and expense management. The NORCAL integration plan continues to remain on target, with achieved expense synergies of $22 million through year-end 2021 on an original stated plan of $18 million.
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Gross written premiums increased to $166.1 million for the quarter and $681.5 million for the full year. The increases during the quarter and full year were due primarily to the addition of $59.3 million and $154.1 million, respectively, from the NORCAL acquisition, the majority of which is Standard Physician business.
Premium retention was 73% in the quarter, as we continued to focus on improving our underwriting results in Specialty Healthcare. These efforts resulted in a 43% retention in Specialty Healthcare and the loss of four large policies with premiums totaling $23.1 million. This was partially offset by retention gains in our Standard Physicians business, Small Business Unit, and Medical Technology Liability lines, which achieved fourth quarter retention rates of 86%, 91%, and 93% respectively. For the full year, retention in the Specialty P&C segment improved to 80%, driven by gains in all lines except Specialty Healthcare.
We achieved renewal pricing increases of 9% and 8% in the segment for the quarter and year, along with continued improvements in terms, conditions, and product structure in our Specialty Healthcare business. We secured 9% and 15% pricing increases on the NORCAL Standard and Specialty business since the close of the transaction in May of 2021.
New business writings during the quarter and full year were $12.8 million and $43.3 million, compared to $5.3 million and $23.0 million in the comparable periods of 2020. New business increases were primarily attributable to writings in our Specialty program business.
The current accident year net loss ratio was 10.1 points and 16.7 points lower in the fourth quarter and full year, respectively, from the comparable periods of 2020. We observed a reduction in claims frequency in 2020 that continued through year-end 2021, some of which was driven by the impacts of the COVID-19 pandemic and our re-underwriting efforts. Given these favorable trends, we began to recognize some of the benefits in our HCPL current accident year loss ratio during the third quarter of 2021, and increased that recognition for the fourth quarter and full year of 2021.
We recorded net favorable prior accident year reserve development of approximately $13.0 million in the fourth quarter, compared to $6.8 million in the same period of 2020. Favorable development in the quarter included $2.9 million related to the amortization of the purchase accounting fair value adjustment on NORCAL's reserves. For the full year 2021, we recognized net favorable prior accident year reserve development of $32.9 million (including $7.9 million related to the amortization of the purchase accounting fair value adjustment on NORCAL’s reserves), compared to $27.5 million in 2020.
The lower expense ratio for the fourth quarter and full year 2021 is primarily attributable to the impact of the NORCAL acquisition and related purchase accounting adjustments, which decreased our expense ratio by 5.0 points and 4.2 points in the quarter and year, respectively. Exclusive of the NORCAL impact (earned premiums and expenses), the segment expense ratio decreased approximately 1.2 points for the quarter and 0.4 points for the year.
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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$45,779	$47,344	(3.3%)	$240,546	$246,791	(2.5%)
Net premiums written	$27,496	$29,501	(6.8%)	$161,865	$164,871	(1.8%)

Net premiums earned	$41,728	$42,335	(1.4%)	$164,600	$171,772	(4.2%)
Other income	481	499	(3.6%)	2,211	2,216	(0.2%)
Total revenues	42,209	42,834	(1.5%)	166,811	173,988	(4.1%)

Net losses and loss adjustment expenses	(29,381)	(26,904)	9.2%	(114,704)	(111,552)	2.8%
Underwriting, policy acquisition and operating expenses	(13,899)	(13,845)	0.4%	(52,418)	(56,449)	(7.1%)
Total expenses	(43,280)	(40,749)	6.2%	(167,122)	(168,001)	(0.5%)
Segment results	$(1,071)	$2,085	(151.4%)	$(311)	$5,987	(105.2%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Current accident year net loss ratio	74.0%	68.2%	74.0%	69.0%
Effect of prior accident years’ reserve development	(3.6%)	(4.6%)	(4.3%)	(4.1%)
Net loss ratio	70.4%	63.6%	69.7%	64.9%
Underwriting expense ratio	33.3%	32.7%	31.8%	32.9%
Combined ratio	103.7%	96.3%	101.5%	97.8%
The Workers’ Compensation Insurance segment results for the fourth quarter and full year of 2021 include an increase in the current accident year net loss ratio driven by an increase in reported loss severity.
Gross premiums written during the fourth quarter and full year were lower compared to the same periods of 2020, primarily reflecting a decrease in new business, partially offset by an improvement in renewal retention and renewal pricing. Additionally, for the full year, audit premium returned to policyholders in our traditional business reduced written premium by approximately $1.9 million, compared to approximately $700,000 billed to policyholders in 2020.
Renewal retention in our traditional business improved during the quarter to 83% from 80% in the same quarter of 2020, while average renewal pricing decreases improved to 2% from 4%. For the full year, renewal retention improved to 86% from 84% in 2020, and average renewal pricing decreases improved to 1% from 4%.
Traditional new business written during the quarter and full year was $2.2 million and $17.8 million, respectively, down from $3.7 million and $23.7 million in the same periods of 2020, reflecting a reduction in submissions and the competitive market conditions.
The increase in the current accident year net loss ratio for the fourth quarter and full year reflects our response to an increase in reported loss activity in the third and fourth quarters of 2021 attributable to the impact of the pandemic on the workforce, including workers returning to full employment and the labor shortage. The 2021 accident year loss ratio was also impacted by the reduction in net premiums earned related to audit premium returned to policyholders, as previously discussed. We recognized favorable prior year reserve development totaling $1.5 million and $7.1 million in the fourth quarter and full year, respectively, compared to $2.0 million and $7.0 million in the same periods of 2020.
The increase in the underwriting expense ratio in the fourth quarter of 2021 was driven primarily by the effect of lower premiums earned during the quarter, as expenses were essentially flat. For the full year, the underwriting expense ratio decreased due to a reduction in compensation-related costs resulting from the restructuring completed in August 2020, and to a lesser extent, related severance costs of approximately $900,000 recorded in 2020.
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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$15,395	$14,775	4.2%	$71,850	$72,843	(1.4%)
Net premiums written	$13,386	$12,913	3.7%	$63,042	$64,159	(1.7%)

Net premiums earned	$16,188	$16,572	(2.3%)	$63,688	$66,352	(4.0%)
Net investment income	194	252	(23.0%)	814	1,084	(24.9%)
Net investment gains (losses)	1,308	2,191	(40.3%)	4,080	3,085	32.3%
Other income	—	2	nm	3	205	(98.5%)
Net losses and loss adjustment expenses	(6,009)	(5,714)	5.2%	(32,569)	(29,605)	10.0%
Underwriting, policy acquisition and operating expenses	(6,556)	(5,236)	25.2%	(21,635)	(20,709)	4.5%
SPC U.S. federal income tax expense(1)	(656)	(173)	279.2%	(1,947)	(1,746)	11.5%
SPC net results	4,469	7,894	(43.4%)	12,434	18,666	(33.4%)
SPC dividend (expense) income (2)	(4,124)	(6,316)	(34.7%)	(10,050)	(14,304)	(29.7%)
Segment results (3)	$345	$1,578	(78.1%)	$2,384	$4,362	(45.3%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Current accident year net loss ratio	69.5%	88.7%	67.1%	69.6%
Effect of prior accident years’ reserve development	(32.4%)	(54.2%)	(16.0%)	(25.0%)
Net loss ratio	37.1%	34.5%	51.1%	44.6%
Underwriting expense ratio	40.5%	31.6%	34.0%	31.2%
Combined ratio	77.6%	66.1%	85.1%	75.8%
The SPCR segment results in the fourth quarter primarily reflect an increase in the workers’ compensation business net loss ratio and a decrease in net investment gains. For the full year, the decrease in the segment result primarily reflects a higher workers’ compensation business net loss ratio.
The increase in gross premiums written during the fourth quarter primarily reflects higher audit premium billed to policyholders and an increase in new business written, partially offset by renewal price decreases of 3%. Retention was essentially flat. For the full year 2021, gross premiums written were lower, primarily reflecting the competitive workers’ compensation market and the resulting renewal rate decreases of 4%, partially offset by an improvement in renewal retention to 89% from 84%. We renewed 22 of the 23 alternative market programs available for renewal during the full year 2021. During the fourth quarter of 2021, we placed one program into run-off due to the continuation of unfavorable underwriting results.
The increase in the calendar year net loss ratio for the fourth quarter and full year of 2021 primarily reflects lower levels of favorable prior year reserve development, totaling $5.2 million and $10.2 million in the quarter and year, respectively, compared to $9.0 million and $16.6 million in the comparable periods of 2020.
The underwriting expense ratio was higher for the fourth quarter and full year of 2021, primarily reflecting an increase in the allowance for expected credit losses and policyholder dividends, partially offset by a decrease in professional fees. The increase in the allowance for expected credit losses and policyholder dividends relates primarily to programs in which we do not participate.
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LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$6,267	$12,277	(49.0%)	$37,969	$84,718	(55.2%)
Net premiums written	$5,549	$8,384	(33.8%)	$31,667	$67,652	(53.2%)

Net premiums earned	$8,108	$16,041	(49.5%)	$48,372	$77,226	(37.4%)
Net investment income	284	892	(68.2%)	1,961	4,128	(52.5%)
Net investment gains (losses)	240	(112)	314.3%	249	988	(74.8%)
Other income (loss)	47	(167)	128.1%	912	51	1,688.2%
Net losses and loss adjustment expenses	(4,555)	(10,784)	(57.8%)	(29,812)	(50,216)	(40.6%)
Underwriting, policy acquisition and operating expenses	(2,736)	(6,765)	(59.6%)	(17,957)	(30,136)	(40.4%)
Income tax benefit (expense)	—	—	nm	—	29	nm
Segment results	$1,388	$(895)	255.1%	$3,725	$2,070	80.0%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Current accident year net loss ratio	38.7%	55.4%	51.9%	64.2%
Effect of prior accident years’ reserve development	17.5%	11.8%	9.7%	0.8%
Net loss ratio	56.2%	67.2%	61.6%	65.0%
Underwriting expense ratio	33.7%	42.2%	37.1%	39.0%
Combined ratio	89.9%	109.4%	98.7%	104.0%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. We have viewed and continued to view our participation at Lloyd’s as an investment outside our core operations.
To support and grow our core insurance operations, we decreased our participation in Syndicate 1729 to 5% from 29% for the 2021 underwriting year. We also decreased our participation in Syndicate 6131 to 50% from 100% for the 2021 underwriting year. For the 2022 underwriting year, and effective January 1, 2022, Syndicate 6131 ceased underwriting on a quota share basis with Syndicate 1729. Its business will be retained within Syndicate 1729. Our participation in the results of Syndicate 1729 remains unchanged at 5% for the 2022 underwriting year.
Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements. During the second and fourth quarters of 2021, we received returns of approximately $24.5 million and $8.0 million, respectively, of cash from our FAL balances due to the reduction in our participation in the results of the Syndicates for the 2021 underwriting year. Further, during the fourth quarter of 2021, we received a return of approximately $26.6 million of cash from our FAL balances due to the cessation of underwriting at Syndicate 6131, as previously discussed.
Syndicate 1729’s maximum underwriting capacity for the 2021 underwriting year was approximately $250 million, of which approximately $12 million was our allocated underwriting capacity, reflecting our decreased participation rate. For the 2021 underwriting year, the maximum underwriting capacity of Syndicate 6131 was approximately $27 million, of which $14 million was our allocated underwriting capacity, reflecting our decreased participation rate. The stated underwriting capacities for both Syndicates are calculated based upon currency exchange rates as of December 31, 2021.
The decrease in gross premiums written and net premiums earned in the fourth quarter and full year of 2021 primarily reflects our reduced participation in Syndicates 1729 and 6131 for the 2021 underwriting year. The decrease was partially offset by volume increases on renewal business and renewal pricing increases as well as new business written.
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The decrease in the current accident year net loss ratio for the quarter and year was primarily driven by higher reinsurance recoveries as a proportion of gross losses as compared to the prior year periods, partially offset by certain catastrophe related losses.
For the fourth quarter and full year of 2021, we recognized adverse prior year development of $1.4 million and $4.7 million, respectively, compared to adverse prior year development of $1.9 million and approximately $600,000 in the comparable periods of 2020, driven by higher than expected losses and development on certain large claims, primarily catastrophe-related losses.
CORPORATE SEGMENT

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net investment income	$18,332	$14,976	22.4%	$67,747	$66,786	1.4%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	18,541	13,949	32.9%	64,031	7,855	715.2%
Tax credit partnerships	(3,526)	(3,805)	(7.3%)	(15,057)	(19,776)	(23.9%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	15,015	10,144	48.0%	48,974	(11,921)	510.8%
Net investment gains (losses)	2,549	13,448	(81.0%)	19,981	11,605	72.2%
Other income	1,745	719	142.7%	5,531	2,531	118.5%
Operating expenses	(7,591)	(5,796)	31.0%	(26,641)	(23,429)	13.7%
Interest expense	(5,516)	(3,779)	46.0%	(19,719)	(15,503)	27.2%
Income tax (expense) benefit	(3,282)	(7,291)	(55.0%)	(4,651)	41,300	111.3%
Segment results	$21,252	$22,421	(5.2%)	$91,222	$71,369	27.8%

Consolidated effective tax rate	14.9%	33.8%		1.7%	19.0%

Our Corporate segment’s results include the investment operations of NORCAL since the date of acquisition. Further, segment results exclude transaction-related costs and the associated income tax benefit related to the NORCAL acquisition, as we do not consider these items in assessing the financial performance of the segment.
For the fourth quarter, we continued to see strong performance from our investments in LPs/LLCs, the results of which are typically reported on a one-quarter lag. Accordingly, the favorable result was driven by the market improvement during the third quarter of 2021. Net investment income increased due to income from investments acquired from NORCAL. However, the gains from LPs/LLCs and net investment income were more than offset by lower net investment gains as compared to the prior-year quarter, driven primarily by mark to market changes in the fair value of our equity investments and convertible securities.
For the full year of 2021, our investments in LPs/LLCs delivered excellent results. Net investment income increased slightly due higher income from investments acquired from NORCAL, which was partially offset by lower yields on our short-term investments and corporate debt securities in the low interest rate environment and, to a lesser extent, a decrease in our allocation to equity investments during the first half of 2021 as we prepared to close the NORCAL transaction.
Operating expenses in the fourth quarter and full year of 2021 increased as a result of higher amounts accrued for performance-related incentive plans due to our improved performance metrics and an increase in share-based compensation expenses. The increase in operating expense for the full year of 2021 was partially offset by lower salaries resulting from the restructuring completed in 2020 and the prior year effect of the related severance costs as well as a decrease in professional fees.
Further, our consolidated interest expense increased by approximately $1.7 million in the quarter and $4.2 million for the year, driven by the addition of interest expense on the Contribution Certificates associated with our acquisition of NORCAL.
For the year ended December 31, 2021, our consolidated effective tax rate was 1.7 % which resulted in a consolidated income tax expense of $2.5 million. Our effective tax rate for 2021 of 1.7 % was different from the statutory federal income
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tax rate of 21% primarily due the non-taxable gain on bargain purchase of $74.4 million related to the NORCAL acquisition and the recognition of tax credits transferred to us from our tax credit partnership investments.
Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended December 31		Year Ended December 31
(In thousands, except per share data)	2021	2020	2021	2020
Net income (loss)	$32,140	$14,305	$144,124	$(175,727)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses	(4,097)	(15,527)	(24,310)	(15,678)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,045	1,704	3,253	2,436
Transaction-related costs (2)	1,442	—	24,977	—
Goodwill impairment	—	—	—	161,115
Guaranty fund assessments (recoupments)	41	(18)	228	97
Gain on bargain purchase (3)	—	—	(74,408)	—
Pre-tax effect of exclusions	(1,569)	(13,841)	(70,260)	147,970
Tax effect, at 21% (4)	2,868	2,824	2,028	16
After-tax effect of exclusions	1,299	(11,017)	(68,232)	147,986
Non-GAAP operating income (loss)	$33,439	$3,288	$75,892	$(27,741)
Per diluted common share:
Net income (loss)	$0.59	$0.27	$2.67	$(3.26)
Effect of exclusions	0.03	(0.21)	(1.27)	2.74
Non-GAAP operating income (loss) per diluted common share	$0.62	$0.06	$1.40	$(0.52)
(1) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2)Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3)Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(4)The 21% rate is the statutory tax rate associated with the taxable or tax deductible items listed above. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase is non-taxable and therefore had no associated income tax impact. The portion of 2020 goodwill impairment loss that is tax deductible was tax effected at the statutory tax rate (21%). The remaining portion of the 2020 goodwill impairment loss is not tax deductible and therefore had no associated income tax benefit. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our December 31, 2021 report on Form 10-K, which will be filed February 22, 2022, prior to the opening of trading on the NYSE.
Conference Call Information
ProAssurance management will discuss fourth quarter and full year 2021 results during a conference call at 10:00 a.m. ET on Tuesday, February 22, 2022. We invite US-based investors who would like to participate in the call to dial either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 548776. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least March 22, 2022 for US-based investors at (866) 813-9403 (toll free) or (929) 458-6194 (local), and international investors may dial +44 (204) 525-0658, using access code 575641. A replay also will be available for one year on our website,
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Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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